Exhibit (b)(3)

April 15, 2008

TRACINDA CORPORATION

150 S. Rodeo Drive, Suite 250

Beverly Hills, California 90212

Attention: Dan Taylor

Re:    Custody Agreement—Share Certificates

Ladies and Gentlemen:

This agreement is made with reference to that certain Letter Loan Agreement dated April 15, 2008 between Tracinda Corporation, a Nevada corporation (the “Borrower”), and Bank of America, N.A. (the “Lender”) (as extended, renewed, amended or restated from time to time, the “Letter Agreement”). This is the Custody Agreement referred to in the Letter Agreement. Capitalized terms not defined herein have the meanings assigned to them in the Letter Agreement.

Pursuant to the Letter Agreement, the Borrower is required to deposit with the Lender for safekeeping all physical certificated securities issued to Borrower which represent shares of the common stock of Core Investments owned by Borrower from time to time (the “Share Certificates”). In view of the foregoing the parties hereto agree as follows:

1.    The Lender hereby acknowledges receipt of the Share Certificates listed on Exhibit A hereto, as amended from time to time. The Lender acknowledges and agrees that, except to the extent pledged pursuant to the Pledge Agreement, it is holding the Share Certificates only for safekeeping, and the Lender is not taking a lien or security interest (statutory, equitable or otherwise) of any kind therein. All Share Certificates are and shall remain in the name of the Borrower. Whenever additional Share Certificates are delivered to the Lender, the parties shall update Exhibit A.

2.    Borrower’s Representations and Warranties. The Borrower hereby represents and warrants to the Lender that:

(a)    Exhibit A, as amended from time to time, is a complete and accurate schedule of all Share Certificates as of the date hereof as more fully described on Exhibit A. All such Share Certificates have been delivered to the Lender, as applicable, hereunder.

(b)    The Borrower does not know of any claim to or security or other interest in the Share Certificates by any third party. No third party is entitled to issue entitlement orders with respect to the Share Certificates. The Borrower has not entered into any control, security agreement or other agreement with any third party with respect to the Share Certificates or otherwise obligated the Lender to comply with entitlement orders from any third party with respect thereto.

(c)    This agreement and arrangement are in compliance with applicable law, including, without limitation, the federal securities credit regulations.

3.    Covenants of Borrower.

(a)    Upon obtaining any additional securities constituting Share Certificates, the Borrower shall promptly deliver such additional securities to the Lender.

(b)    The Borrower shall promptly notify the Lender if any person asserts a lien, encumbrance or adverse claim against the Share Certificates.

TRACINDA CORPORATION

April 15, 2008

(c)    All dividends, interest, gains and other profits related to the Core Investments represented by the Share Certificates will be reported in the name and tax identification number of the Borrower.

(d)    The Borrower shall not enter into any control, security agreement or other agreement with any third party granting a lien or security interest with respect to the Share Certificates or otherwise obligate the Lender to comply with entitlement orders from any third party with respect thereto.

(e)    The Borrower shall not convert any Share Certificates into book entry form without the prior written consent of Lender.

(f)    In any proof of claim or payment instructions made by the Borrower in connection with any proceeding under the United States Bankruptcy Code relating to the issuer of any Share Certificates, the Borrower shall direct that any distribution in respect of the Share Certificates be made to the Borrower at the Lender’s address.

4.    The Lender shall not be obligated to comply with any entitlement orders from any third party with respect to the Share Certificates.

5.    Subject to the terms of the Pledge Agreement, the Lender shall deliver to the Borrower all income, including cash dividends and interest received with respect to the Core Investments represented by the Share Certificates (but not stock splits, stock dividends, cash equity distributions, liquidating distributions, or other non-cash principal disbursements).

6.    The Lender shall in all events (and without restriction on any other limitations on liability of the Lender) be deemed to have exercised reasonable care in the custody and preservation of the Share Certificates if the Share Certificates are accorded treatment substantially similar to that which the Lender accords its own property, it being understood that Lender shall not have any responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Share Certificates, whether or not the Lender has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any person with respect to any Share Certificates. The Lender shall not exercise any voting or other rights with respect to the Share Certificates. The Borrower shall remain record holder of the Share Certificates owned by it. Other than as set forth herein, this agreement shall not impose or create any obligations or duties upon the Lender.

7.    The Lender will not be liable for complying with a written notice from the Borrower or failing to comply in good faith with any contrary or inconsistent instructions that may be subsequently issued by the Borrower. The Borrower agrees to indemnify and hold harmless the Lender and each of its affiliates, officers and employees from and against any and all claims, causes of action, liabilities, lawsuits, demands and/or damages, including, without limitation, any and all court costs and reasonable attorneys’ fees, that may result by reason of the Lender complying with such orders or instructions given by the Borrower.

8.    Termination of Agreement; Return of Share Certificates.

(a)    The Lender may immediately terminate this agreement at any time by delivering all Share Certificates to the Borrower.

(b)    Subject to the terms of the Letter Agreement and Pledge Agreement, provided no Default or Event of Default under the Letter Agreement exists or would result therefrom, upon the request of the Borrower, the Lender shall promptly return all Share Certificates to the Borrower.

(c)    After the payment in full of all Obligations and termination of the Commitment, the Lender shall promptly return all of the Share Certificates to the Borrower.

TRACINDA CORPORATION

April 15, 2008

(d)    The receipt by the Borrower of the Share Certificates as aforesaid shall be a complete and full acquittance for the Share Certificates so delivered, and the Lender shall thereafter be discharged from any liability or responsibility therefor and any liability or responsibility under this letter agreement.

9.    This agreement shall be binding upon and inure to the benefit of the successors and assigns of the respective parties hereto, and shall be construed in accordance with the laws of the State of Nevada without regard to its conflict of law principles and the rights and remedies of the parties shall be determined in accordance with such laws.

10.    The terms of this agreement will in no way be modified except by a writing signed by all parties hereto. This agreement may be executed in one or more counterparts, and each counterpart, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This agreement is one of the Loan Documents referred to in the Letter Agreement.

Please indicate your agreement to the foregoing by signing and by returning an executed copy of this letter to the undersigned.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/S/ BRIAN D. CORUM
Name:	Brian D. Corum
Title:	Senior Vice President

Accepted and Agreed to as of the date first written above:

TRACINDA CORPORATION

By:	/S/ ANTHONY MANDEKIC
Name:	Anthony Mandekic
Title:	Secretary-Treasurer

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